Exhibit 99.1

Joint Press Release

September 21, 2012

Dyersburg, TN--First Citizens National Bank and Columbia, TN-based Community First Bank jointly announced today that First Citizens and Community First have entered into a purchase and assumption agreement whereby First Citizens will acquire a branch from Community First Bank.  The branch to be sold is located at 9045 Carothers Parkway in Franklin.  The transaction, which includes approximately $55 million in deposits and $26 million in loans, is subject to regulatory approval and is expected to be completed in the fourth quarter of 2012.

“We’re excited for the opportunity to expand our customer base and demonstrate our commitment to the Williamson County community which we already serve,” said Jeff Agee, President & CEO of First Citizens National Bank.  First Citizens National Bank currently operates a full-service branch at 1304 Murfreesboro Road in Franklin and 18 other full-service locations in Tennessee.

“Our strong capital position allows First Citizens National Bank to seek growth opportunities to enhance shareholder value and provide exemplary customer service.  We believe the addition of a second full-service branch in Franklin will broaden our ability to effectively serve new and existing customers.  We are confident that our new customers will be pleased with our comprehensive banking products and services and commitment to customer service,” Agee said.

Louis Holloway, President & CEO of Community First, stated, "The sale of this branch is part of our ongoing effort to improve our overall efficiency and profitability.”

“The transaction with First Citizens fits our strategic plan, which is to concentrate on our core markets. We believe that having First Citizens as our successor in Cool Springs places our employees with a good company and our clients with a banking organization that will serve them well.”

Mr. Holloway continued, "Between now and the closing date, the Community First and First Citizens teams will work closely with each other to assure a smooth transition for customers and employees."

Following the transaction, Community First will continue to operate 8 branches throughout Middle Tennessee.

There will be no changes to any of Community First’s customer accounts until after the transaction is completed, and the banks will collaborate to ensure a smooth transition for the businesses and individuals they serve. Employees of Community First that are associated with the branch to be sold will be invited to join First Citizens upon completion of the transaction. Over the next several weeks, Community First and First Citizens will be communicating directly with customers and the affected employees to guide them through the process and assist with any questions.

First Citizens National Bank is a $1.1 billion FDIC-insured financial institution established in 1889.  It strives for excellence achieved with integrity, trust and innovation to create long-term shareholder value, attract and retain high performance employees, and provide superior customer service.  For information about First Citizens National Bank, visit www.firstcitizens-bank.com or call 800-321-3176.

Community First Bank & Trust, based in Columbia, TN, was founded in 1999 by a group of Maury County business leaders who wanted to provide a superior banking experience to the communities they serve. CFB&T is a commercial bank with over $580 million in total assets, operating 9 offices in Maury, Hickman and Williamson Counties. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information is available at www.cfbk.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements include, without limitation, statements relating to consummation of the transaction, the ability of First Citizens to serve new and existing customers in Franklin, customer satisfaction, the ability of First Citizens and Community First to create a smooth transition for customers and employees, changes to customer accounts, future employment of current Community First employees and communications regarding the transaction.

First Citizens and Community First each caution you not to place undue reliance on the forward-looking statements contained in this press release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include those factors detailed from time to time in First Citizens Bancshares, Inc.’s and Community First Inc.’s filings with the Securities and Exchange Commission.